This Statement confirms that the undersigned, Zachary H Pashel, has authorized and designated Christopher J. Zyda, Karen Chang and Kate O'Brien, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Luminent Mortgage Capital, Inc. The authority of each of the attorneys-in-fact under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Luminent Mortgage Capital, Inc., unless earlier revoked in writing. The undersigned acknowledges that none of the aforementioned attorneys-in-fact is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:  October 5, 2007
/s/ ZACHARY H PASHEL
Zachary H Pashel